Exhibit 10.1

AMENDMENT TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND

AMENDED AND RESTATED PROMISSORY NOTE

THIS AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND AMENDED AND RESTATED PROMISSORY NOTE (this “Amendment”) dated as of SEPTEMBER 16, 2010 (the “Effective Date”), is by and between SOVEREIGN BANK, a Texas state bank (together with its successors and assigns, “Lender”) and TGC INDUSTRIES, INC., a Texas corporation (“Debtor”).

RECITALS

WHEREAS, Debtor and Lender entered into that certain AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of SEPTEMBER 16, 2009 (as amended, modified, and restated from time to time, the “Agreement”), pursuant to which Lender agreed to make certain credit facilities available to Debtor on the terms and conditions set forth therein; and

WHEREAS, Debtor has executed and delivered to Lender that certain AMENDED AND RESTATED PROMISSORY NOTE dated as of SEPTEMBER 16, 2009 (as amended, modified, and restated from time to time, the “Revolving Credit Note”) in the principal amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00); and

WHEREAS, the parties desire to amend the Agreement and the Revolving Credit Note pursuant to the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Defined Terms.  Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.  Notwithstanding the foregoing, Section 1(d) and Section 1(n) of the Agreement are hereby amended in their entirety to read as follows:

(d)                                 “Collateral” means:

(i)                                     All present and future accounts now owned or hereafter acquired;

(ii)                                  The equipment indentified on Exhibit 1(d) attached hereto, together with all replacements, accessories, additions, substitutions and accessions to all of the foregoing (collectively, the “Geospace Equipment”);

(iii)                               All books, records, data, plans, manuals, computer software, computer tapes, computer systems, computer disks, computer programs, source codes and object codes containing any information, pertaining directly or indirectly to the Collateral described in clause (i) or (ii) above, as applicable, and all rights to retrieve data and other information pertaining directly or indirectly to the Collateral described in clause (i) or (ii) above, as applicable from third parties; and

(iv)                              All SUPPORTING OBLIGATIONS, PRODUCTS and PROCEEDS of all of the foregoing, as applicable (including without limitation, insurance payable by reason of loss or damage to the foregoing property).

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(n)                                 “Note” means, individually and collectively, any promissory note (including, but not limited to, (i) the AMENDED AND RESTATED PROMISSORY NOTE dated as of SEPTEMBER 16, 2009 in the principal amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) executed by Debtor and payable to the order of Lender (as such promissory note may be amended, modified or restated from time to time, the “Revolving Credit Note”), and (ii) the PROMISSORY NOTE dated as of SEPTEMBER 16, 2010 in the principal amount of ONE MILLION NINE HUNDRED EIGHTY-EIGHT THOUSAND NINE HUNDRED TEN AND NO/100 DOLLARS ($1,988,910.00) executed by Debtor and payable to the order of Lender (as such promissory note may be amended, modified or restated from time to time, the “Term Note”).

2.                                       Amendment to Section 2 of Agreement.  Section 2 of the Agreement is hereby amended in its entirety to read as follows:

2.                                       Credit Facility.

(a)                                  Establishment of Credit Facility.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender hereby agrees to lend to Debtor an aggregate sum not to exceed the lesser of (i) an amount equal to the Borrowing Base, or (ii) FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (the “Revolving Credit Facility”), on a revolving basis from time to time during the period commencing on the date hereof and continuing until: (i) the acceleration of the Indebtedness pursuant to the terms of the Loan Documents; (ii) SEPTEMBER 16, 2011; or (iii) such other date as may be established by a written instrument between Debtor and Lender from time to time (the “Revolving Credit Maturity Date”).  If at any time the sum of the aggregate principal amount of Loans outstanding hereunder exceeds lesser of the Revolving Credit Facility or the Borrowing Base, such amounts shall be deemed an “Overadvance.”  Debtor shall immediately repay the amount of such Overadvance plus all accrued and unpaid interest thereon upon written demand from Lender.  Notwithstanding anything contained herein to the contrary, an Overadvance shall be considered a Loan and shall bear interest at the Rate as set forth in the Revolving Credit Note and be secured by this Agreement.  Subject to the terms and conditions hereof, Debtor may borrow, repay and reborrow funds under the Revolving Credit Facility.

(b)                                 Certain Defined Terms Relating to the Revolving Credit Facility.  With respect to Loans under Revolving Credit Facility, the following terms shall have the following meanings:

(i)                                     “Borrowing Base” means a sum equal to up to: EIGHTY PERCENT (80.00%) of the amount of Debtor’s Eligible Accounts, provided, however, Lender shall have the right to create and adjust eligibility standards and related reserves from time to time in its reasonable credit judgment with respect to Debtor’s Eligible Accounts.

(ii)                                  “Eligible Accounts” means, at any time, all accounts receivable of Debtor, created in the ordinary course of business that are acceptable to the Lender in its sole discretion and satisfy the following conditions:

(1)                                  The account complies with all applicable laws, rules, and regulations;

(2)                                  The account has not been outstanding for more than NINETY (90) days past the original date of invoice;

(3)                                  The account does not represent a commission and the account was created under an enforceable contract in connection with (A) the sale of goods by Debtor in the ordinary course of business and such sale has been consummated and such goods have been shipped and delivered and received by the account debtor, or (B) the performance of services by Debtor in the ordinary course of business and such account was created in accordance with the terms of the contract between Debtor and the account debtor and accepted by the account debtor;

(4)                                  The account does not arise from the sale of any good that is on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis;

(5)                                  Debtor has good and indefeasible title to the account and the account is not subject to any lien except liens in favor of the Lender;

(6)                                  The account does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by Debtor to the Lender in and to such account;

(7)                                  The account is not subject to any setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment;

(8)                                  The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

(9)                                  The account is not evidenced by chattel paper or an instrument;

(10)                            No default exists under the account by any party thereto;

(11)                            The account debtor has not returned or refused to retain, or otherwise notified Debtor of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose;

(12)                            The account is not owed by an Affiliate, employee, officer, director or equity holder of Debtor;

(13)                            The account is payable in U.S. Dollars by the account debtor;

(14)                            The account shall be ineligible if the account debtor is domiciled in any country other than the United States of America;

(15)                            The account shall be ineligible if the account debtor is the United States of America or any department, agency, or instrumentality thereof, and the Federal Assignment of Claims Act of 1940, as amended, shall not have been complied with;

(16)                            The account is otherwise acceptable in the sole discretion of the Lender.

The amount of the Eligible Accounts owed by an account debtor to Debtor shall be reduced by the amount of all “contra accounts” and other obligations owed by Debtor to such account debtor.  In the event that Lender, at any time in its reasonable discretion, determines that the dollar amount of Eligible Accounts collectable by Debtor is reduced or diluted as a result of discounts or rebates granted by Debtor, returned, rejected or disputed goods or services, or such other reasons or factors as Lender deems applicable, Lender may reduce or otherwise modify the percentage of Eligible Accounts included within Borrowing Base, and/or reduce the dollar amount of Debtor’s Eligible Accounts by an amount determined by Lender in its reasonable discretion.

(c)                                  Term Loan Facility.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender hereby agrees to lend to Debtor in a single advance an aggregate sum not to exceed ONE MILLION NINE HUNDRED EIGHTY-EIGHT THOUSAND NINE HUNDRED TEN AND NO/100 DOLLARS ($1,988,910.00) (the “Term Loan Facility”) on SEPTEMBER 16, 2010 and continuing until: (i)  the acceleration of the Indebtedness pursuant to the terms of the Loan Documents;

(ii) SEPTEMBER 16, 2013; or (iii) such other date as may be established by a written instrument between Debtor and Lender from time to time (the “Term Maturity Date”).

(d)                                 Funding.  Lender reserves the right to require not less than ONE (1) Business Day prior notice of each Loan under the Revolving Credit Facility, specifying the aggregate amount of such Loan together with any documentation relating thereto as Lender may reasonably request; including, but not limited to, a Borrowing Base report.  Debtor shall give Lender notice of each Loan under the Revolving Credit Facility by no later than 1:00 p.m. (Dallas, Texas time) on the date provided herein.  Lender at its option may accept telephonic requests for such Loan, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of a written request in connection with subsequent Loans.  Lender shall have no liability to Debtor for any loss or damage suffered by Debtor as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Debtor and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each Loan under this section shall be made available to Debtor by depositing the same, in immediately available funds, in an account of Debtor designated by Debtor or by paying the proceeds of such Loan to a third party designated by Debtor.

(e)                                  Use of Proceeds.  The Loans under the Revolving Credit Facility shall be used by Debtor solely for business operations.  The Loan under the Term Facility shall be used by Debtor for the purchase of the Geospace Equipment.

3.                                       Amendment to Section 3 of Agreement.  Section 3 of the Agreement is hereby amended in its entirety to read as follows:

3.                                       Promissory Notes, Rate and Computation of Interest.  (i) The Revolving Credit Facility shall be evidenced by the Revolving Credit Note, and (ii) the Term Loan Facility shall be evidenced by the Term Note.  Interest on each Note shall accrue at the rates set forth therein.  The principal of and interest on each Note shall be due and payable in accordance with the terms and conditions set forth in such Note and in this Agreement.

4.                                       Amendment to Section 4(a) of Agreement.  Lender and Debtor agree that (a) a separate and distinct portion of the Collateral shall secure the Revolving Credit Facility, and (b) a separate and distinct portion of the Collateral shall secure the Term Loan Facility.  Accordingly, Section 4(a) of the Agreement is hereby amended in its entirety to read as follows:

(a)                                  Grant of Security Interest.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Indebtedness arising under the Revolving Credit Facility, Debtor hereby re-pledges to and re-grants Lender, a security interest in, all of Debtor’s right, title and interest in the Collateral described in Sections 1(d)(i), (ii) and (iv), whether now owned by Debtor or hereafter acquired and whether now existing or hereafter coming into existence.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Indebtedness arising under the Term Loan Facility, Debtor hereby pledges to and grants Lender, a security interest in, all of Debtor’s right, title and interest in the Collateral described in Section 1(d)(ii), (iii) and (iv), whether now owned by Debtor or hereafter acquired and whether now existing or hereafter coming into existence.

5.                                       Addition of Exhibit 1(d) to Agreement.  Exhibit 1(d) is hereby added to the Agreement in the form attached hereto.

6.                                       Extension of Maturity Date of Revolving Credit Note.  The term “Maturity Date” as used in the Revolving Credit Note shall mean: “the earlier of (i) the acceleration of the Indebtedness pursuant to the terms of the Loan Documents; (ii) SEPTEMBER 16, 2011; or (iii) such other date as may be established by a written instrument between Debtor and Lender from time to time.”

7.                                       Conditions Precedent.  The obligations of Lender under this Amendment shall be subject to the condition precedent that Debtor shall have executed and delivered to Lender this Amendment and such other documents and instruments incidental and appropriate to the transaction provided for herein as Lender or its counsel may reasonably request, including, without limitation, the Term Note.

8.                                       Payment Expenses.  Debtor agrees to pay all reasonable attorneys’ fees of Lender in connection with the drafting and execution of this Amendment.

9.                                       Ratifications.  Except as expressly modified and superseded by this Amendment, the Agreement, the Revolving Credit Note and the other Loan Documents are ratified and confirmed and continue in full force and effect.  The Loan Documents, as modified by this Amendment, continue to be legal, valid, binding and enforceable in accordance with their respective terms.  Without limiting the generality of the foregoing, Debtor hereby ratifies and confirms that all liens heretofore granted to Lender were intended to, do and continue to secure the full payment and performance of the indebtedness arising under the Loan Documents.  Debtor agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file and record such additional assignments, security agreements, modifications or agreements to any of the foregoing, and such other agreements, documents and instruments as Lender may reasonably request in order to perfect and protect those liens and preserve and protect the rights of Lender in respect of all present and future collateral.  The terms, conditions and provisions of the Loan Documents (as the same may have been amended, modified or restated from time to time) are incorporated herein by reference, the same as if stated verbatim herein.

10.                                 Representations, Warranties and Confirmations.  Debtor hereby represents and warrants to Lender that (a) this Amendment and any other Loan Documents to be delivered under this Amendment (if any) have been duly executed and delivered by Debtor, are valid and binding upon Debtor and are enforceable against Debtor in accordance with their terms, except as limited by any applicable bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles, (b) no action of, or filing with, any governmental authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by Debtor of this Amendment or any other Loan Document to be delivered under this Amendment, and (c) the execution, delivery and performance by Debtor of this Amendment and any other Loan Documents to be delivered under this Amendment do not require the consent of any other person and do not and will not constitute a violation of any laws, agreements or understandings to which Debtor is a party or by which Debtor is bound.

11.                                 Release.  Debtor hereby acknowledges and agrees that there are no defenses, counterclaims, offsets, cross-complaints, claims or demands of any kind or nature whatsoever to or against Lender or the terms and provisions of or the obligations of Debtor under the Loan Documents and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining thereto, and that Debtor has no right to seek affirmative relief or damages of any kind or nature from Lender.  To the extent any such defenses, counterclaims, offsets, cross-complaints, claims, demands or rights exist, Debtor hereby waives, and hereby knowingly and voluntarily releases and forever discharges Lender and its predecessors, officers, directors, agents, attorneys, employees, successors and assigns, from all possible claims, demands, actions, causes of action, defenses, counterclaims, offsets, cross-complaints, damages, costs, expenses and liabilities whatsoever, whether known or unknown, such waiver and release being with full knowledge and understanding of the circumstances and effects of such waiver and release and after having consulted legal counsel with respect thereto.

12.                                 Multiple Counterparts.  This Amendment may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement.  Signature pages to this Amendment may be detached from multiple separate counterparts and attached to the same document and a telecopy or other facsimile of any such executed signature page shall be valid as an original.

13.                                 Reference to Loan Documents.  Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof containing a reference to any Loan Document shall mean and refer to such Loan Document as amended hereby.

14.                                 Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

15.                                 Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

NOTICE OF FINAL AGREEMENT

THE AGREEMENT, THE REVOLVING CREDIT NOTE, THE TERM NOTE, AND THE OTHER LOAN DOCUMENTS, AS THE SAME MAY BE AMENDED BY THIS AMENDMENT REPRESENT THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AND AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

LENDER:		ADDRESS:

SOVEREIGN BANK		6060 Sherry Lane
Dallas, TX 75225
By:	/s/Stephanie Baird Velasquez
Name:	Stephanie Baird Velasquez
Title:	Area President

With copies of notices to:		GARDERE WYNNE SEWELL LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201-4761
Attention: Steven S. Camp

DEBTOR:		ADDRESS:

TGC INDUSTRIES, INC.		101 E. Park Blvd., Suite 955
Plano, TX 75074
By:	/s/ Wayne Whitener
Name:	Wayne Whitener
Title:	President & CEO

Exhibit 1(d)

Geospace Equipment

The items described in Section 1.1, Section 2.1 and Section 3.1 of Page 2 of the attached Quotation No. 0810-7795 Rev 1 from Geospace Technologies submitted to Wayne A. Whitener.